                                                                      Exhibit 99

SECURITY ASSET CAPITAL CORPORATION ANNOUNCES TERMINATION OF REGISTRATION WITH THE SEC


         San Diego, California, November 26, 2003 -- Security Asset Capital Corporation (the "Company") announced today that, in connection with its negotiations with the Enforcement Division of the Securities and Exchange Commission (the "SEC"), Company has filed a Form 15 to terminate its registration, and suspend its duty to file periodic reports, with the Securities and Exchange Commission. The Company also is requesting all market makers in its shares to cease public trading.

         In February, 2002, the Enforcement Division of the SEC initiated a formal investigation concerning notes sold on behalf of the Company in Pennsylvania. In May 2003 the Company received a letter from the Enforcement Division of the SEC indicating that the Enforcement Division intended to recommend that the Commission take legal action as a result of its investigation. The Company submitted a settlement proposal to the Enforcement Division of the SEC, which includes entering into a Consent Decree. As part of that settlement proposal, the Company proposed that it would delist and deregister its shares so that they no longer would be publicly traded. The Company shares were delisted by NASDAQ on September 24, 2003. The Enforcement Division of the SEC has not completed its consideration of all aspects of the offer, but has raised no objection to the Company proceeding with the delisting and deregistration of its shares.

         The Company also announced that David P. Tenney has been appointed as President, Secretary and Treasurer, as well as a Director of the Company to replace Mr. Steven King. The resignations of all other officers of the Company have been accepted and the resignations of Mr. Darrell Musick, David S. Walton, Sr. and Richard Wenzel as Directors have also been accepted.

         Please contact Mr. David Tenney at 800/954/8700 for further information.